EXHIBIT 8

LIST OF SIGNIFICANT SUBSIDIARIES

The following is a listing of the significant (direct/indirect) subsidiaries of Creative:

Name/Region of Principal Operations	Country of Incorporation	Ownership
United States of America:
Creative Labs, Inc.	U.S.A.	100%
Europe:
Creative Labs Ireland	Ireland	100%
Asia:
Creative Technology Centre Pte Ltd	Singapore	100%
Creative Technology (Qingdao) Co. Ltd	China	100%
Others:
CTI Limited	Bermuda	100%
CTI II Limited	Bermuda	100%
3Dlabs Inc., Ltd and subsidiary companies	Bermuda	100%